Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com
FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 763-577-6102 ben.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS THIRD QUARTER 2014 RESULTS
PLYMOUTH, MN, October 30, 2014 - The Mosaic Company (NYSE: MOS) today reported third quarter 2014 net earnings of $202 million, up from $124 million a year ago. Earnings per diluted share were $0.54 in the quarter compared to $0.29 last year. Notable items negatively impacted third quarter 2014 net earnings by $11 million, or $0.02 per share. Third quarter 2013 notable items negatively impacted prior year net earnings by $95 million, or $0.22 per share. Mosaic’s net sales in the third quarter of 2014 were $2.3 billion, up from $1.9 billion last year. Gross margin during the quarter was $415 million, up from $387 million a year ago, driven by higher phosphate and potash sales volumes. Operating earnings during the quarter were $277 million, up from $144 million a year ago.
“Mosaic delivered improved year-over-year performance despite weakness in the broader agricultural sector,” said Jim Prokopanko, President and Chief Executive Officer. “The improving demand momentum for both potash and phosphates that started in the fourth quarter of 2013 continued. We are on pace to deliver more tonnes this year than in any of the last five years, and close to the records of 2008.”
“We continued to effectively execute our many recent strategic initiatives. We completed our share repurchase agreement with the Margaret A. Cargill Trusts and continued to return capital to shareholders. In addition, the integration of the former CF Industries phosphate business in Central Florida is proceeding well, we are progressing toward completion of the acquisition of ADM’s fertilizer distribution business in Brazil, and the Ma’aden phosphate joint venture is rapidly advancing. Our work to generate cost savings of $500 million over the next five years is ahead of schedule, helping ensure that Mosaic remains a low-cost producer.”

Cash flow provided by operating activities in the third quarter of 2014 was $489 million compared to negative $45 million in the prior year. Third quarter 2014 cash flows reflect strong sales volumes. Capital expenditures totaled $188 million in the quarter. Mosaic returned $469 million to shareholders during the quarter, leaving total cash and cash equivalents at $3.0 billion. Total long-term debt was $3.8 billion as of September 30, 2014.

Business Highlights

•	Mosaic’s growth projects continued to progress as planned:

◦	The Company expects to close the previously announced acquisition of Archer Daniels Midland’s fertilizer distribution business in Brazil and Paraguay by the end of 2014.

◦	The final potash expansion project, the Esterhazy K3 mine shafts, continues on time and on budget, with both shafts more than 1,700 feet below surface.

◦	The MicroEssentials® expansion at the New Wales facility is progressing according to plan.

◦	The Ma’aden phosphate joint venture is rapidly advancing, with engineering, procurement and construction activities well underway.

◦	The CF Industries’ phosphate business integration is on pace to achieve pre-tax synergies of $40 to $50 million in 2015.

•	Mosaic also made significant progress toward optimizing its portfolio of assets and generating further efficiencies:

◦	Mosaic sold its Hersey, Michigan salt mine, and signed an agreement to sell its distribution business in Argentina. Subsequent to the quarter end, the Company also ceased operations in Chile.

◦	Mosaic continued to execute and began to realize benefits of an enterprise-wide initiative focused on achieving $500 million in annual operating cost savings over the next five years.

◦	The Company is moving forward with front-end engineering and design (FEED) to evaluate further debottlenecking of its Faustina ammonia facility.

•	The Company’s recordable injury frequency rate improved by almost 11 percent year-to-date in 2014 compared to record setting results in the same period last year.

•	As of October 27 year to date, Mosaic repurchased 55.1 million shares, or $2.6 billion, at an average price of $46.96 per share, including 3.6 million common shares purchased in the open market.

Phosphates

Phosphates Results	3Q 2014 Actual	3Q 2014 Guidance
Average DAP Selling Price	$461	$440 to $470
Sales Volume	3.3 million tonnes	3.3 to 3.6 million tonnes
Processed Phosphate Production	85% of operational capacity	Approaching 90% range

“Mosaic’s focus on growing operating earnings in phosphates is evident in this quarter’s results,” Mr. Prokopanko said. “Despite increasing raw material costs, logistical issues and lower grain prices, Mosaic sold more tonnes at higher prices with a notably improved margin per tonne. We have high expectations for our phosphates business.”
Net sales in the Phosphates segment were $1.7 billion for the third quarter, up from $1.4 billion last year as a result of higher sales volumes and higher finished product prices. Gross margin was $294 million, or 18 percent of net sales, compared to $193 million, or 14 percent of net sales, for the same period a year ago. The year-over-year change in gross margin dollars reflects higher sales volumes and higher finished product prices, partially offset by lower fixed cost absorption. Operating earnings were $239 million, up from $58 million last year.
The third quarter average DAP selling price, FOB plant, was $461 per tonne, compared to $436 per tonne a year ago. Total sales volumes were 3.3 million tonnes in the phosphates segment, up from 2.7 million tonnes last year.
Mosaic’s finished phosphate production was 2.5 million tonnes, or 85 percent of current operational capacity, up from 2.1 million tonnes, or 88 percent of operational capacity, a year ago.
Potash

Potash Results	3Q 2014 Actual	3Q 2014 Guidance
Average MOP Selling Price	$291	$275 to $295
Sales Volume	1.8 million tonnes	1.8 to 2.0 million tonnes
Potash Production	62% of operational capacity	Low 70% range

“Despite production issues which were primarily weather related, Mosaic delivered similar costs per tonne in Potash compared to last year,” Mr. Prokopanko said. “Mosaic is making notable progress on cost savings initiatives in an environment of growing demand and lean channel and producer inventories. We are well positioned to take advantage of improving potash fundamentals.”
Net sales in the Potash segment totaled $593 million for the third quarter, up from $523 million last year, as higher shipment volumes were partially offset by a 15 percent decline in average realized MOP prices. Gross margin was $131 million, or 22 percent of net sales, compared to $184 million, or 35 percent of net sales, a year ago. The year-over-year decrease in gross margin was driven by lower realized prices, lower fixed cost absorption, higher Canadian resource taxes and higher depreciation expense, partially offset by lower plant spending and higher sales volumes.
The third quarter average MOP selling price, FOB plant, was $291 per tonne, down from $342 a year ago. The Potash segment’s total sales volumes for the quarter were 1.8 million tonnes, up from 1.4 million tonnes a year ago, driven by higher demand for the product.

Potash production was 1.7 million tonnes, or 62 percent of operational capacity, down from 2.0 million tonnes, or 73 percent of operational capacity a year ago, as a result of timing of turnarounds as well as weather-related down time at the Carlsbad, New Mexico and Belle Plaine, Saskatchewan mines.
Other
SG&A expenses were $84 million for the third quarter, compared with $94 million last year. The year-over-year decrease was primarily driven by the timing of annual equity grants related to the change in Mosaic’s fiscal year end.
The effective tax rate, excluding discrete items, increased during the current quarter, reflecting an increase in Canadian repatriation amounts as a result of higher profit expectations at Mosaic’s Canadian operations.
Financial Guidance
“We’ve invested for growth, and the investments we’ve made and actions we’ve taken are beginning to deliver benefits,” Mr. Prokopanko said. “This is a cyclical industry in which value is created by investing during the trough and we have done exactly that. Going into 2015 we see continued demand momentum, and feel Mosaic is well positioned for growth as fundamentals improve.”
Total sales volumes for the Phosphates segment are expected to range from 2.5 to 2.8 million tonnes for the fourth quarter of 2014, compared to 3.4 million tonnes last year. Mosaic’s realized DAP price, FOB plant, for the fourth quarter is estimated to range from $430 to $450 per tonne. Mosaic’s gross margin rate in the segment is expected to be in the mid-teens percent range during the fourth quarter. The operating rate in the segment is expected to be in the 70 to 80 percent range reflecting on-going production curtailment to limit high cost inventory build-up.
Total sales volumes for the Potash segment are expected to range from 2.0 to 2.3 million tonnes for the fourth quarter of 2014, compared to 1.9 million tonnes last year. Mosaic’s realized MOP price, FOB plant, for the fourth quarter, is estimated to range from $275 to $295 per tonne. Mosaic’s gross margin rate in the segment is expected to be in the mid 30 percent range during the fourth quarter. The operating rate in the segment is expected to be in the 85 to 90 percent range.
For the 2014 full year, Mosaic estimates:

•
SG&A expenses to range from $380 to $395 million, including acquisition and integration related increases, lowered again from the beginning of the year estimate of $400 to $425 million reflecting progress on cost savings initiatives.

•	Canadian resource taxes and royalties to range from $175 to $200 million, narrowed from the prior estimate of $170 to $210 million.

•	Brine management costs of approximately $200 million.

•
The effective tax rate to be in the upper 20 percent range, excluding any discrete tax items. The current year effective tax rate, excluding discrete items, is elevated as a result of the repatriation of cash generated by Mosaic’s Canadian operations and is expected to return to the low to mid 20 percent range in 2015.

•	Capital expenditures and equity investments, including the Ma’aden phosphate joint venture, in the range of $1.0 to $1.2 billion, down $200 million primarily due to deferral of expenditures into 2015.
About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic will conduct a conference call on Thursday, October 30, 2014 at 9:00 a.m. EDT to discuss third quarter 2014 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Northern Promise Joint Venture, the acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and Mosaic’s ammonia supply agreements with CF; repurchases of stock; other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the ability of the Northern Promise Joint Venture to obtain additional planned funding in acceptable amounts and upon acceptable terms, the future success of current plans for the Northern Promise Joint Venture and any future changes in those plans; difficulties with realization of the benefits of the transactions with CF, including the risks that the acquired assets may not be integrated successfully or that the cost or capital savings from the transactions may not be fully realized or may take longer to realize than expected, or the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of the long term ammonia supply agreements with CF becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States or Canada, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, the liabilities Mosaic assumed in the Florida phosphate assets acquisition, or the costs of the Northern Promise Joint Venture, its existing or future funding and Mosaic’s commitments in support of such funding; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund share repurchases, financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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For the three months ended September 30, 2014, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.02:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Share repurchase	Consolidated	Interest (income) expense	$(5)	$—	$(0.01)
Severence	Corporate	Other operating expense	3	(1)	0.01
Foreign currency transaction gain	Consolidated	Foreign currency transaction (gain) loss	(27)	8	(0.06)
Unrealized (gain) loss on derivatives	Potash	Cost of goods sold	23	(6)	0.04
Adjustment to Argentine assets held for sale	Phosphates	Other operating expense	(18)	5	(0.03)
Gain on sale of Hersey	Potash	Other operating expense	(14)	4	(0.03)
Carlsbad restructuring expense	Potash	Restructuring expense	67	(28)	0.10
Total Notable Items			$29	$(18)	$0.02
For the three months ended September 30, 2013, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.22:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Hersey write-down of long lived assets	Potash	Loss on write down of assets	$48	$(17)	$0.07
Write-off of initial engineering costs for ammonia plant	Phosphates	Loss on write down of assets	25	(9)	0.04
Argentina write-down to fair value	Phosphates	Loss on write down of assets	50	—	0.12
Total Write Downs			123	(26)	0.23
Discrete tax items	Consolidated	Tax provision	—	(17)	(0.04)
Settlement of mineral interests	Potash	Other operating expense	9	(2)	0.02
Fees related to purchase of CF phosphate assets	Consolidated	Other operating expense	4	(1)	0.01
Foreign currency transaction loss	Consolidated	Foreign currency transaction (gain) loss	30	(6)	0.05
Unrealized (gain) loss on derivatives	Potash	Cost of goods sold	(23)	5	(0.05)
Unrealized (gain) loss on derivatives	Phosphates	Cost of goods sold	(1)	—	—
Total Notable Items			$142	$(47)	$0.22

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net sales	$2,250.7	$1,908.7	$6,677.2	$6,839.9
Cost of goods sold	1,836.0	1,521.8	5,329.7	5,146.0
Gross margin	414.7	386.9	1,347.5	1,693.9
Selling, general and administrative expenses	83.9	94.4	291.3	302.3
(Gain) loss on assets sold and to be sold	(31.7)	122.8	(26.1)	122.8
Carlsbad restructuring expense	67.0	—	67.0	—
Other operating expense	18.2	25.6	68.1	107.9
Operating earnings	277.3	144.1	947.2	1,160.9
Gain (loss) in value of share repurchase agreement	5.3	—	(60.2)	—
Interest (expense) income, net	(25.2)	1.8	(76.6)	6.0
Foreign currency transaction gain (loss)	27.1	(29.6)	31.8	9.6
Other income (expense)	0.1	0.4	(6.1)	2.6
Earnings from consolidated companies before income taxes	284.6	116.7	836.1	1,179.1
Provision for (benefit from) income taxes	77.6	(6.6)	157.7	253.4
Earnings from consolidated companies	207.0	123.3	678.4	925.7
Equity in net earnings (loss) of nonconsolidated companies	(4.1)	2.5	(9.6)	10.0
Net earnings including noncontrolling interests	202.9	125.8	668.8	935.7
Less: Net earnings attributable to noncontrolling interests	1.0	1.4	0.9	1.7
Net earnings attributable to Mosaic	$201.9	$124.4	$667.9	$934.0
Diluted net earnings per share attributable to Mosaic	$0.54	$0.29	$1.72	$2.19
Diluted weighted average number of shares outstanding	375.9	427.1	377.0	427.1

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$2,970.6	$5,293.1
Receivables, net	573.9	543.1
Inventories	1,471.5	1,432.9
Deferred income taxes	171.8	129.9
Other current assets	470.7	706.8
Total current assets	5,658.5	8,105.8
Property, plant and equipment, net	9,413.7	8,576.6
Investments in nonconsolidated companies	840.0	576.4
Goodwill	1,741.3	1,794.4
Deferred income taxes	187.5	152.2
Other assets	614.5	348.6
Total assets	$18,455.5	$19,554.0
Liabilities and Equity
Current liabilities:
Short-term debt	$0.4	$22.6
Current maturities of long-term debt	41.0	0.4
Accounts payable	762.2	570.2
Accrued liabilities	712.0	666.3
Contractual share repurchase liability	—	1,985.9
Deferred income taxes	19.5	20.5
Accrued income taxes	14.5	—
Total current liabilities	1,549.6	3,265.9
Long-term debt, less current maturities	3,774.2	3,008.9
Deferred income taxes	963.9	1,031.5
Other noncurrent liabilities	1,205.3	927.1
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2014 and December 31, 2013	—	—
Class A Common Stock, $0.01 par value, 211,380,055 shares authorized, 34,352,114 shares issued and outstanding as of September 30, 2014, 254,300,000 shares authorized, 128,759,772 shares issued and 85,839,827 shares outstanding as of December 31, 2013	0.3	1.3
Class B Common Stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of September 30, 2014 and December 31, 2013	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 352,541,841 shares issued and 338,783,128 shares outstanding as of September 30, 2014, 352,204,571 shares issued and 340,166,109 shares outstanding as of December 31, 2013	3.4	3.0
Capital in excess of par value	0.5	1.6
Retained earnings	11,153.2	11,182.1
Accumulated other comprehensive income	(212.8)	114.3
Total Mosaic stockholders' equity	10,944.6	11,302.3
Noncontrolling interests	17.9	18.3
Total equity	10,962.5	11,320.6
Total liabilities and equity	$18,455.5	$19,554.0

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$202.9	$125.8	$668.8	$935.7
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	189.5	166.1	558.2	488.8
Deferred income taxes	(5.4)	—	(97.4)	205.3
Equity in net loss of nonconsolidated companies, net of dividends	4.1	7.0	11.1	36.3
Accretion expense for asset retirement obligations	8.6	9.9	29.8	26.6
Share-based compensation expense	5.7	14.1	49.2	19.7
Amortization of acquired inventory	4.2	—	39.7	—
Change in value of share repurchase agreement	(5.3)	—	60.2	—
(Gain) loss on assets sold and to be sold	(28.9)	122.8	(26.1)	122.8
Carlsbad restructuring expense	67.0	—	67.0	—
Other	29.9	(43.8)	6.4	13.6
Changes in assets and liabilities, excluding effects of acquisition:
Receivables, net	6.1	131.7	(64.0)	191.6
Inventories	74.5	(2.5)	38.3	20.3
Other current and noncurrent assets	50.3	(167.8)	216.7	(238.6)
Accounts payable	6.5	(104.1)	272.3	(128.7)
Accrued liabilities and income taxes	(104.0)	(221.0)	67.8	(65.1)
Other noncurrent liabilities	(17.1)	(83.2)	13.9	(111.6)
Net cash provided by (used in) operating activities	488.6	(45.0)	1,911.9	1,516.7
Cash Flows from Investing Activities:
Capital expenditures	(188.4)	(332.5)	(677.3)	(1,074.0)
Proceeds from sale of business	55.0	—	55.0	—
Acquisition of business	(22.2)	—	(1,375.8)	—
Investments in nonconsolidated companies	(2.4)	(134.5)	(152.0)	(156.3)
Other	(0.1)	1.3	(2.6)	4.7
Net cash used in investing activities	(158.1)	(465.7)	(2,152.7)	(1,225.6)
Cash Flows from Financing Activities:
Payments of short-term debt	(95.5)	(42.9)	(219.4)	(219.0)
Proceeds from issuance of short-term debt	83.2	57.2	186.0	204.8
Payments of long-term debt	(0.5)	(0.7)	(1.5)	(1.5)
Proceeds from issuance of long-term debt	803.1	2.7	807.2	3.4
Proceeds from stock option exercises	1.0	0.5	2.3	4.3
Repurchases of stock	(375.0)	—	(2,507.7)	—
Cash dividends paid	(93.8)	(106.8)	(288.6)	(320.0)
Other	0.8	0.5	0.2	1.4
Net cash provided by (used in) financing activities	323.3	(89.5)	(2,021.5)	(326.6)
Effect of exchange rate changes on cash	(50.2)	23.3	(60.2)	(31.2)
Net change in cash and cash equivalents	603.6	(576.9)	(2,322.5)	(66.7)
Cash and cash equivalents - beginning of period	2,367.0	3,915.5	5,293.1	3,405.3
Cash and cash equivalents - end of period	$2,970.6	$3,338.6	$2,970.6	$3,338.6

Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Sales	$593.0	$523.2	$2,088.5	$2,321.7
Gross margin	131.3	184.4	593.9	970.3
Canadian resource taxes	45.6	30.8	120.7	129.9
Canadian royalties	5.5	10.5	18.6	39.2
Gross margin, excluding Canadian resource taxes and royalties (CRT)	$182.4	$225.7	$733.2	$1,139.4
Gross margin percentage, excluding CRT	30.8%	43.1%	35.1%	49.1%
The Company has presented above gross margin excluding Canadian resource taxes and royalties (“CRT”) for Potash which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.
Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors. Gross margin excluding CRT, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Earnings Per Share Calculation

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net earnings attributed to Mosaic	$201.9	$124.4	$667.9	$934.0
Undistributed earnings attributable to participating securities	(0.5)	—	(19.2)	—
Numerator for basic and diluted earnings available to common stockholders	$201.4	$124.4	$648.7	$934.0
Basic weighted average number of shares outstanding	375.0	425.9	386.6	425.8
Shares subject to forward contract	(1.0)	—	(11.1)	—
Basic weighted average number of shares outstanding attributable to common stockholders	374.0	425.9	375.5	425.8
Dilutive impact of share-based awards	1.9	1.2	1.5	1.3
Diluted weighted average number of shares outstanding	375.9	427.1	377.0	427.1
Basic net earnings per share	$0.54	$0.29	$1.73	$2.19
Diluted net earnings per share	$0.54	$0.29	$1.72	$2.19